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EXHIBIT 99B.4
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COMBINED STATEMENTS OF                          U S WEST MEDIA GROUP
CASH FLOWS (UNAUDITED)
                                                    Six Months Ended
                                                        June 30,
In millions                                           1996     1995
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
OPERATING ACTIVITIES
 Net income (loss)                                     ($8)     $40
 Adjustments to net income (loss):
  Depreciation and amortization                        137      121
  Equity losses in unconsolidated ventures             143       90
  Deferred income taxes                                (47)       5
  Provision for uncollectibles                          30       25
 Changes in operating assets and liabilities:
   Restructuring payments                               (8)      (8)
   Accounts and notes receivable                       (48)     (44)
   Deferred directory costs, prepaid and other         (10)     (16)
   Accounts payable and accrued liabilities            (11)      47
 Other - net                                            24       58
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Cash provided by operating activities                  202      318
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (243)    (172)
 Investment in international ventures                 (139)    (291)
 Investment in PCS                                     (74)    (254)
 Cash (to) from investment in assets held for sale      93      (37)
 Other - net                                            -       (27)
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Cash (used for) investing activities                  (363)    (781)
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FINANCING ACTIVITIES
 Net proceeds from issuances of short-term debt         80      514
 Repayments of long-term debt                         (223)    (251)
 Proceeds from issuance of long-term debt              330       -
 Proceeds from issuance of common stock                 28       21
 Preferred dividends paid                               (2)      (2)
 Advance from Communications Group                      -       132
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Cash provided by financing activities                  213      414
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CASH AND CASH EQUIVALENTS
 Increase (Decrease)                                    52      (49)
 Beginning balance                                      20       93
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Ending balance                                         $72      $44
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Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.
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